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                                                                Exhibit 10.21(b)




                 Description of Long-Term Incentive Arrangement
                     Between Paul F. Woodberry and Alleghany


         Alleghany authorized the grant to Mr. Woodberry of a long-term incentive award equal to 1.5 percent of the proceeds in excess of $90 million from the sale of the real estate assets owned by Alleghany's subsidiary, Alleghany Properties, Inc. ("API"), and API's subsidiary. The payment of such incentive will be made twice a year commencing at the end of the year in which such proceeds exceed $90 million, which was the net book value of such assets at the time API acquired such assets in connection with the sale of Alleghany's former retail banking subsidiary. The incentive will be paid in shares of Alleghany's common stock (valued at the book value per share of common stock as of December 31, 1995) or, at the discretion of the Compensation Committee of Alleghany's Board of Directors, in a combination of common stock and cash in an amount not to exceed one-half of such payout. In the event that Mr. Woodberry is terminated without cause after a change of control of Alleghany or more than 50 percent of the book value of the real estate assets of API has been sold, the incentive shall be paid on the basis of the aggregate of (i) the cash proceeds and book value of non-cash proceeds realized to the date of his termination, plus (ii) the book value or appraised value (depending on the type of asset) of the real estate assets of API remaining unsold on the date of his termination.